Large Cap Composite Portfolio. At a special meeting of shareholders held on September 17, 2010 (the ?Meeting?), shareholders of the Large Cap Composite Portfolio (the
?Target Portfolio?), a series of Seasons Series Trust (the ?Trust?), approved an Agreement and Plan of Reorganization (the ?Reorganization Agreement?).
Effective October 4, 2010, pursuant to the Reorganization Agreement, the Target Portfolio would transfer all of its assets to the Focus Growth Portfolio (the ?Acquiring Portfolio?), a series of the Trust, in exchange for the assumption by the Acquiring Portfolio of substantially all of the liabilities of the Target Portfolio and Class 1, Class 2 and Class 3 shares of the Acquiring Portfolio, after which those shares will be distributed by the Target Portfolio to the holders of its shares. The shares of the Target Portfolio were voted as follows:

Final Vote:
Large Cap Composite Portfolio
	For:	 	2,652,323
	Against:	146,521
	Abstain:	90,638
	Total:		2,889,482

Focus Growth and Income Portfolio and Focus TechNet
Portfolio. At a special meeting of shareholders held on September 17, 2010 (the ?Meeting?), shareholders of the
Focus Growth and Income Portfolio and Focus TechNet
Portfolio (each a ?Target Portfolio?), each a series of Seasons Series Trust (the ?Trust?), approved Agreements and Plans of Reorganization (the ?Reorganization
Agreements?). Effective October 4, 2010, pursuant to the Reorganization Agreements, a Target Portfolio would transfer all of its assets to the Focus Growth Portfolio (the ?Acquiring Portfolio?), a series of the Trust, in exchange for the assumption by the Acquiring Portfolio of substantially all of the liabilities of the Target Portfolio and Class 2 and Class 3 shares of the Acquiring Portfolio, after which those shares will be distributed by the Target
Portfolio to the holders of its shares. The shares of the Target Portfolios were voted as follows:

Final Vote:
Focus Growth and Income Portfolio
	For:	 	5,108,672
	Against:	98,381
	Abstain:	641,957
	Total:		5,849,010

Focus TechNet Portfolio
	For:	 	5,138,155
	Against:	234,724
	Abstain:	187,286
	Total:		5,560,165